EXHIBIT 99.1

ePlus Reports Second Quarter and First Half Financial Results

Second Quarter Fiscal Year 2016

•	Net sales increased 13.0% from second quarter fiscal year 2015
•	Gross profit up 12.5% to $71.9 million, with double digit growth in both Technology and Financing segments
•	Consolidated gross margin of 21.4%; gross margin on products and services of 19.4%
•	Adjusted EBITDA increased 30.3% to $27.9 million
•	Diluted earnings per share increased 31.9% to $2.15

First Half Fiscal Year 2016

•	Net sales up 6.4%; technology segment net sales up 6.5%
•	Gross profit increased 8.9% to $131.1 million, led by 9.7% increase in technology segment gross profit
•	Consolidated gross margin increased to 21.6% from 21.1%; gross margin on products and services expands 70 basis points to 19.7%
•	Adjusted EBITDA increased 19.3% to $44.1 million
•	Diluted earnings per share increased 21.8% to $3.35, as compared to non-GAAP diluted earnings per share of $2.75 in the prior year exclusive of other income

HERNDON, VA- November 4, 2015 -ePlus inc. (NASDAQ:PLUS-news), a leading provider of technology solutions, today announced financial results for the second quarter ended September 30, 2015.

Management Comment

"We are pleased with our strong financial performance in the second quarter and first half of fiscal 2016, further evidence of the success of our go-to-market strategy focused on complex, service-led IT solutions for our commercial, state and local government and education customers," said Phillip G. Norton, chairman, CEO and president of ePlus. "We continue to gain market share and expand geographically, while adjusting our sales mix to emphasize higher-margin services. The success of this strategy allowed us to deliver first half gross profit growth of 8.9%, and year-over-year diluted earnings per share growth of 21.8% to $3.35 as compared to non-GAAP earnings per share of $2.75.

"Looking specifically at the second quarter, we saw growth in both net sales and gross profit, up 13.0% and 12.5%, respectively, while we maintained our gross margin on products and services. This performance was driven by broad-based strength in demand for our IT solutions, including fast-growing areas such as professional and annuity services, as well as security products and solutions.  Technology sales also gained additional momentum from customers in the technology and healthcare sectors," Mr. Norton commented.

Second Quarter Fiscal 2016 Results
For the second quarter ended September 30, 2015:
Consolidated net sales increased 13.0% to $336.3 million, from $297.5 million in the second quarter of fiscal 2015.
Technology segment net sales increased 13.0% to $326.0 million from $288.4 million in the second quarter of fiscal 2015. Non-GAAP gross sales of products and services, which are revenues prior to the reclassification to net sales for sales of third-party software assurance, maintenance and services, increased 9.9% to $431.1 million.
Financing segment net sales increased 13.2% to $10.3 million, from $9.1 million in the second quarter of fiscal 2015, due to higher transactional gains.
Consolidated gross profit rose 12.5% to $71.9 million, compared with $63.9 million in the second quarter of fiscal 2015.
Consolidated operating income rose 31.2% to $26.7 million, from $20.3 million in the second quarter of fiscal 2015.
Diluted earnings per share increased 31.9% to $2.15, from $1.63 in the second quarter of fiscal 2015.
Net earnings increased 31.2% to $15.7 million, compared with $12.0 million in the second quarter of fiscal 2015.
Adjusted EBITDA rose 30.3% to $27.9 million, from $21.4 million in the second quarter of fiscal 2015.
First Half Fiscal 2016 Results
For the six months ended September 30, 2015:
Consolidated net sales were up 6.4% to $606.2 million, compared with $569.8 million in the first half of fiscal 2015.
Technology segment net sales rose 6.5% to $587.5 million, from $551.8 million in the first half of fiscal 2015. Non-GAAP gross sales of products and services grew 6.4% to $763.4 million.
Financing segment net sales increased 3.7% to $18.7 million, from $18.0 million in the first half of fiscal 2015, due to higher transactional gains.
Consolidated gross profit rose 8.9% to $131.1 million, compared with $120.4 million in the first half of fiscal 2015.
Consolidated operating income rose 19.0% to $41.7 million, from $35.1 million in the first half of fiscal 2015.

Net earnings rose 14.3% to $24.5 million, as compared to $21.4 million in the first half of fiscal 2015.
Adjusted EBITDA increased 19.3% to $44.1 million, up from $37.0 million in the first half of fiscal 2015.
Diluted earnings per share increased 17.1% to $3.35 from $2.86 in the first half of fiscal 2015, which included a gain on retirement of a liability.  Exclusive of this benefit, non-GAAP diluted earnings per share was $2.75 in the first half of fiscal 2015.
Balance Sheet Highlights
At September 30, 2015, ePlus had cash and cash equivalents of $62.8 million, down from $76.2 million as of March 31, 2015. Total stockholders' equity was $305.0 million and total shares outstanding were 7.5 million, compared with stockholders' equity of $279.3 million and shares outstanding of 7.4 million on March 31, 2015.
Summary and Outlook
"In the first half of fiscal 2016 we made progress on several fronts, including financial results, vendor awards and certifications, and the ongoing growth of our services business.   The expertise of our sales and engineering staff, our certifications with legacy and emerging vendors, and our focus on the fastest-growing segments of the IT industry, including security, data center, and cloud have allowed us to penetrate wider and deeper into our existing client base, while also adding new customers.  In addition, our balance sheet remains robust, with a healthy cash position, giving us the financial resources to fund organic growth as well as make accretive acquisitions and we believe we are well positioned to continue to outgrow the overall IT market," Mr. Norton concluded.
Results of Operations – Three Months Ended September 30, 2015
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software, to commercial, and state and local governments. The financing segment consists of the financing of equipment, software and related services to commercial, state and local governments, and government contractors.

Technology Segment
The results of operations for the technology segment for the three months ended September 30, 2015 and 2014 were as follows (dollars in thousands):
	Three Months Ended September 30,
	2015	2014	Change
Sales of product and services	$324,259	$286,584	$37,675	13.1%
Fee and other income	1,721	1,782	(61)	(3.4%)
Net sales	325,980	288,366	37,614	13.0%

Cost of sales, product and services	261,208	230,742	30,466	13.2%

Gross profit	64,772	57,624	7,148	12.4%

Professional and other fees	1,305	1,321	(16)	(1.2%)
Salaries and benefits	33,476	31,963	1,513	4.7%
General and administrative	7,322	6,703	619	9.2%
Interest and financing costs	22	19	3	15.8%
Operating expenses	42,125	40,006	2,119	5.3%

Segment earnings	$22,647	$17,618	$5,029	28.5%

Net sales rose 13.0% to $326.0 million, from $288.4 million in the second quarter of fiscal 2015.   The increase reflects a 9.9% increase in non-GAAP gross sales of product and services as well as a higher proportion of sales from products that are not reclassified on a net basis.
Gross margin on sales of product and services was 19.4%, compared with 19.5% in the second quarter of fiscal 2015.
Operating expenses rose 5.3% to $42.1 million, from $40.0 million in the second quarter of fiscal 2015, reflecting increased salaries and benefits as well as general and administrative expenses.
Segment earnings were $22.6 million, up 28.5% from $17.6 million in the second quarter of fiscal 2015.

Financing Segment
The results of operations for the financing segment for the three months ended September 30, 2015 and 2014 were as follows (dollars in thousands):
	Three Months Ended September 30,
	2015	2014	Change
Financing revenue	$10,279	$9,059	$ 1,220	13.5%
Fee and other income	27	47	(20) (121)2	(42.6%)
Net sales	10,306	9,106	1,200	13.2%

Direct lease costs	3,157	2,806	351	12.5%

Gross profit	7,149	6,300	849	13.5%

Professional and other fees	208	256	(48)	(18.8%)
Salaries and benefits	2,264	2,289	(25)	(1.1%)
General and administrative	263	455	(192)	(42.2%)
Interest and financing costs	400	592	(192)	(32.4%)
Operating expenses	3,135	3,592	(457)	(12.7%)

Segment earnings	$4,014	$2,708	$1,306	48.2%

Net sales were $10.3 million, up 13.2% from $9.1 million in the second quarter of fiscal 2015, as a result of higher transactional gains.
Operating expenses were down 12.7% over the previous year, mainly due to a reserve for credit loss recorded in the previous year that was not replicated in the current quarter, and lower interest expenses as a result of lower debt combined with lower interest rates.
Segment earnings were $4.0 million, compared with $2.7 million in the second quarter of fiscal 2015.

Results of Operations – Six Months Ended September 30, 2015
Technology Segment
The results of operations for the technology segment for the six months ended September 30, 2015 and 2014 were as follows (dollars in thousands):
	Six Months Ended September 30,
	2015	2014	Change
Sales of product and services	$583,955	$547,940	$36,015	6.6%
Fee and other income	3,532	3,829	(297)	(7.8%)
Net sales	587,487	551,769	35,718	6.5%

Cost of sales, product and services	468,926	443,650	25,276	5.7%

Gross profit	118,561	108,119	10,442	9.7%

Professional and other fees	2,567	2,907	(340)	(11.7%)
Salaries and benefits	66,428	62,633	3,795	6.1%
General and administrative	13,851	12,461	1,390	11.2%
Interest and financing costs	41	58	(17)	(29.3%)
Operating expenses	82,887	78,059	4,828	6.2%

Segment earnings	$35,674	$30,060	$5,614	18.7%

Net sales rose 6.5% to $587.5 million, from $551.8 million in the first half of fiscal 2015. Non-GAAP gross sales of product and services grew 6.4% in the first half of fiscal 2015.
Gross margin on sales of products and services was 19.7%, up from 19.0% in the first half of fiscal 2015.
Operating expenses rose 6.2% to $82.9 million, from $78.1 million in the first half of fiscal 2015. This was primarily due to increased salaries and benefits due to additional personnel as well as increased variable compensation. In addition, the Company incurred incremental amortization expenses associated with the acquisition of Evolve Technology Group in August of 2014.
Segment earnings were $35.7 million, up 18.7% from $30.1 million in the first half of fiscal 2015.
The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer end market for the twelve months ended September 30, 2015 was as follows:
State & Local Government & Educational Institutions	23%
Technology	21%
Telecom, Media, and Entertainment	17%
Financial Services	10%
Healthcare	10%
Other	19%

Financing Segment
The results of operations for the financing segment for the six months ended September 30, 2015 and 2014 were as follows (dollars in thousands):
	Six Months Ended September 30,
	2015	2014	Change
Financing revenue	$18,625	$17,933	$ 692	3.9%
Fee and other income	40	74	(34) (121)2	(45.9%)
Net sales	18,665	18,007	658	3.7%

Direct lease costs	6,175	5,763	412	7.1%

Gross profit	12,490	12,244	246	2.0%

Professional and other fees	464	503	(39)	(7.8%)
Salaries and benefits	4,526	4,566	(40)	(0.9%)
General and administrative	513	970	(457)	(47.1%)
Interest and financing costs	934	1,197	(263)	(22.0%)
Operating expenses	6,437	7,236	(799)	(11.0%)

Operating income	6,053	5,008	1,045	20.9%

Other income	-	1,434	(1,434)	(100.0%)
Segment earnings	$6,053	$6,442	$(389)	(6.0%)

Net sales were $18.7 million, up 3.7% from $18.0 million in the first half of fiscal 2015, as a result of higher transactional gains.
Operating expenses were down 11.0% over the previous year, due to a reserve for credit loss recorded in the previous year that was not replicated in the current year, and lower interest expenses as a result of lower debt combined with lower interest rates.
Operating income was $6.1 million, an increase of 20.9% from $5.0 million in the previous year.
During the first quarter of fiscal 2015, ePlus entered into an agreement to repurchase the rights, title, and interest to payments due under a financing arrangement. This financing arrangement was previously assigned to a third party financial institution and accounted for a secured borrowing. In conjunction with this repurchase agreement, ePlus recognized a gain of $1.4 million, which was included in other income.
Segment earnings were $6.1 million, compared with $6.4 million in the first half of fiscal 2015.

Recent Corporate Developments & Recognitions
•
On September 15, 2015, ePlus announced that its subsidiary, ePlus Technology, was named the Palo Alto Networks 2015 Americas Fast Growth Partner of the Year at the Palo Alto Networks Sales Kickoff in Las Vegas, NV.  ePlus was recognized based on its accomplishments and success in criteria including year-over-year growth, technical certifications, and acquisition of net new customers.

•
On August 19, 2015, ePlus announced that its board of directors authorized the Company to repurchase up to 500,000 shares of ePlus' outstanding common stock over a 12 month period beginning August 17, 2015.

•
On August 11, 2015, ePlus announced that ePlus Technology achieved a Customer Satisfaction Excellence Gold Star from Cisco. The designation recognized ePlus for delivering outstanding customer service in the United States, based on a weighted average of a partner's pre-and post- sales support over a rolling 12-month period.

Conference Call Information
ePlus will hold a conference call and webcast at 4:30 p.m. ET. on November 4, 2015:
What:	ePlus Second Quarter FY16 Financial Results Conference Call
When:	Wednesday, November 4, 2015
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	48127667 (live and replay)

Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and will be available through November 11, 2015.
About ePlus inc.

ePlus is an engineering-centric technology solutions provider that helps organizations imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 975 associates serving commercial, state, municipal, and education customers nationally.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.
ePlus. Where Technology Means More™.
ePlus®, Where Technology Means More™, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to archive customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	September 30, 2015	March 31, 2015
ASSETS	(amounts in thousands)

Current assets:
Cash and cash equivalents	$62,842	$76,175
Accounts receivable—trade, net	259,089	218,458
Accounts receivable—other, net	31,740	31,345
Inventories—net	18,773	19,835
Financing receivables—net, current	64,268	66,909
Deferred costs	9,087	20,499
Deferred tax assets	3,643	3,643
Other current assets	4,718	7,413
Total current assets	454,160	444,277

Financing receivables and operating leases—net	87,847	76,991
Property, equipment and other assets	8,969	9,480
Goodwill and other intangible assets	39,511	40,798
TOTAL ASSETS	$590,487	$571,546

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable—equipment	$11,369	$20,330
Accounts payable—trade	46,707	46,090
Accounts payable—floor plan	127,053	99,418
Salaries and commissions payable	13,994	14,860
Deferred revenue	20,665	34,363
Recourse notes payable—current	1,204	889
Non-recourse notes payable—current	28,137	28,560
Other current liabilities	16,476	13,575
Total current liabilities	265,605	258,085

Recourse notes payable—long term	2,815	2,801
Non-recourse notes payable—long term	10,510	24,314
Deferred tax liability—long term	3,271	3,271
Other liabilities	3,277	3,813
TOTAL LIABILITIES	285,478	292,284

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,237 issued and 7,482 outstanding at September 30, 2015 and 13,114 issued and 7,389 outstanding at March 31, 2015	132	131
Additional paid-in capital	114,934	111,072
Treasury stock, at cost, 5,755 and 5,725 shares, at September 30, 2015 and March 31, 2015, respectively	(120,654)	(118,179)
Retained earnings	310,970	286,477
Accumulated other comprehensive income—foreign currency translation adjustment	(373)	(239)
Total Stockholders' Equity	305,009	279,262
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$590,487	$571,546

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(amounts in thousands, except per share data)

Net sales	$336,286	$297,472	$606,152	$569,776
Cost of sales	264,365	233,548	475,101	449,413
Gross profit	71,921	63,924	131,051	120,363

Professional and other fees	1,513	1,577	3,031	3,410
Salaries and benefits	35,740	34,252	70,954	67,199
General and administrative expenses	7,585	7,158	14,364	13,431
Interest and financing costs	422	611	975	1,255
Operating expenses	45,260	43,598	89,324	85,295

OPERATING INCOME	26,661	20,326	41,727	35,068

Other income	-	-	-	1,434

EARNINGS BEFORE PROVISION FOR INCOME TAXES	26,661	20,326	41,727	36,502

PROVISION FOR INCOME TAXES	10,982	8,374	17,234	15,073

NET EARNINGS	$15,679	$11,952	$24,493	$21,429

NET EARNINGS PER COMMON SHARE—BASIC	$2.16	$1.63	$3.38	$2.88
NET EARNINGS PER COMMON SHARE—DILUTED	$2.15	$1.63	$3.35	$2.86

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	7,274	7,320	7,249	7,412
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	7,297	7,345	7,310	7,461

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) non-GAAP Gross Sales of Product and Services,  (ii) Adjusted EBITDA, and (iii) non-GAAP Net Earnings per Common Share - Diluted. We define non-GAAP gross sales of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. Non-GAAP net earnings per common share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, net of taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Gross Sales of Product and Services, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
	(amounts in thousands)

GAAP: Sales of product and services	$324,259	$286,584	$583,955	$547,940
Plus: Costs incurred related to sales of third party software assurance, maintenance and services	106,837	105,654	179,449	169,756
Non-GAAP: Gross sales of product and services	$431,096	$392,238	$763,404	$717,696

	Three Months Ended September 30,		Six Months Ended September 30,
	2015	2014	2015	2014
	(amounts in thousands)

GAAP: Net earnings	$15,679	$11,952	$24,493	$21,429
Plus: Provision for income taxes	10,982	8,374	17,234	15,073
Less: Other income [1]	-	-	-	(1,434)
Plus: Depreciation and amortization [2]	1,200	1,050	2,408	1,921
Non-GAAP: Adjusted EBITDA	$27,861	$21,376	$44,135	$36,989
Non-GAAP: Adjusted EBITDA margin	8.3%	7.2%	7.3%	6.5%

	Six Months Ended September 30,
	2015 [4]	2014
	(in thousands, except per share data)

GAAP: Earnings before provision for income taxes	$41,727	$36,502
Less: Other income [1]	-	(1,434)
Non-GAAP: Earnings before provision for income taxes	41,727	35,068
Non-GAAP: Provision for income taxes [3]	17,234	14,481
Non-GAAP: Net earnings	$24,493	$20,587

GAAP: Net earnings per common share – diluted	$3.35	$2.86
Non-GAAP: Net earnings per common share – diluted	$3.35	$2.75

[1] Gain on retirement of a liability.
[2] Amount consists of depreciation and amortization for assets used internally.
[3] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings.
[4] Amounts for the six months ended September 30, 2015 are GAAP and provided for comparative purposes.